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                                                                   Exhibit 10.51

                                PROMISSORY NOTE
                                ---------------

$3,000,000.00

1.  Promise to Pay.
    --------------

    For value received, I, Richard Nanula ("Staff Member"), promise to pay to the order of Amgen Inc., a Delaware corporation ("Amgen" or "Payee"), at its office at One Amgen Center Drive, Thousand Oaks, CA 91320-1799, the sum of Three Million Dollars and No Cents ($3,000,000.00) (the "Principal"), payable in full on the earlier of: (i) nine (9) years from the date of execution of this Promissory Note (this "Note"); (ii) thirty (30) days from the date on which Staff Member resigns of his own accord; or (iii) thirty
    (30) days from the date on which Staff Member is terminated by Payee for Cause (as defined below), whichever first occurs. Such payment shall include any interest on the Principal from the date of the last interest payment until such date as this Note is paid in full.

    Should Payee terminate Staff Member without Cause, this Note will become payable in equal annual payments over the lesser of: (i) five (5) years; or
    (ii) the remainder of the original nine (9) year term of this Note. The payments shall be due annually on the anniversary date of Staff Member's departure and shall include both Principal and interest on the Principal from the date of the last interest payment until such date as this Note is paid in full.

    Interest on this Note shall be payable in equal annual payments commencing on the anniversary date of the funding of the loan and each successive year thereafter until the Principal is repaid. The interest rate of this Note is 5.0% per annum on the Principal.

2.  Cause.
    -----

    "Cause" means: (i) Staff Member's conviction of a felony; (ii) the engaging by Staff Member in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out Staff Member's duties to Amgen, resulting, in either case, in material economic harm to Amgen, unless Staff Member believed in good faith that such conduct was in, or not contrary to, the best interests of Amgen; (iii) Staff Member's material breach of any of the terms of the letter agreement between Staff Member and Amgen dated May 14, 2001 or the Proprietary Information and Inventions Agreement; or (iv) Staff Member's failure to follow any lawful directive of Amgen's Chief Executive Officer with respect to Staff Member's employment. For purposes hereof, no act, or failure to act, on Staff Member's part shall be deemed "willful" unless done, or omitted to be done, by Staff Member not in good faith.

3.  Prepayment.
    ----------

    Staff Member may prepay without penalty this Note in whole or in part at any time. Any and all payments or prepayments under this Note may be made by Staff Member to Payee at the following address (or such other address as it designates in writing to Staff Member):

                AMGEN INC.
                One Amgen Center Drive
                Thousand Oaks, California 91320-1799

                Attention:  Accounting Manager
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4.  Attorneys' Fees.
    ---------------

    Staff Member agrees to pay all costs and expenses, including, without limitation, collection agency fees and expenses, reasonable attorneys' fees, costs of suit and costs of appeal, which Payee may incur in the exercise, preservation or enforcement of its right, powers and remedies hereunder, or under any documents or instruments securing this Note, or under law.

5.  Modification of Terms.
    ---------------------

    Payee may, with or without notice to Staff Member, cause additional parties to be added to this Note, or release any party to this Note, or revise, extend, or renew this Note, or extend the time for making any installment provided for by this Note, or accept any installment in advance, all without affecting the liability of Staff Member. Staff Member may not assign or transfer in any manner whatsoever this Note or any of Staff Member's obligations under this Note without Payee's written consent.

6.  Acceleration.
    ------------

    A) In the event Staff Member fails to pay when due any sums under this Note, then:

       (i) the entire unpaid balance of this Note shall, at the option of the Payee hereof, immediately become due and payable in full and unpaid Principal thereafter shall bear interest at the lesser of the maximum rate permitted by law or at the rate of 8.0% per annum; and

       (ii) Staff Member authorizes Payee to deduct any sums due to Payee under this Note from any monies, including any wages due, otherwise owing to Staff Member.

7.  Waiver of Rights by Staff Member.
    --------------------------------

    Staff Member waives: (i) presentment, demand, protest, notice of dishonor and/or protest and notice of non-payment; and (ii) the right to require the Payee to proceed against any party to this Note, or to pursue any other remedy in Payee's power. Payee may proceed against Staff Member directly and independently of any other party to this Note, and the cessation of the liability of any other party for any reason other than full payment, or any revision, renewal, extension, forbearance, change of rate of interest, or any impairment or suspension of Payee's remedies or rights against any other party, shall not in any way affect the liability of Staff Member.

8.  Successors and Assigns.
    ----------------------

    This Note shall be binding on Staff Member's heirs, administrators, representatives, executors, successors and assigns.

9.  Governing Law.
    -------------

    This Note and the obligations of Staff Member under this Note shall be governed by and interpreted and determined in accordance with the laws of the State of California as applied

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    to contracts between California residents entered into and to be performed entirely within said State.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of
the    27th    day of    June   , 2001.
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                                          /s/  Richard Nanula
                                          -------------------
                                          Richard Nanula

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